Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) dated as of November 8, 2012, will be effective as of the lapse of the Revocation Period set forth in Section 8 hereof (the “Effective Date”), and is made and entered into by and between Richard F. Miles (“Executive” or “you”) and Geokinetics Inc. (“Geokinetics” or the “Company”).

RECITALS:

WHEREAS, Executive has been employed by Geokinetics as its Chief Executive Officer pursuant to the terms of an employment agreement dated October 21, 2008 (the “Employment Agreement”);

WHEREAS, certain discussions have taken place between you and the Company concerning the future management of the Company’s business;

WHEREAS, you and the Company desire an appropriate strategy for you to amicably end your career with the Company;

WHEREAS, you and the Company also desire to resolve any and all conflicts or potential conflicts between one another;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.                                      Retirement as Chief Executive Officer and Director. Effective as of the close of business on November 8, 2012 (the “Retirement Date”), you will resign as the Company’s Chief Executive Officer, as a member of the Company’s board of directors, and from all other positions that you hold as an officer, employee or director of the Company and its affiliates.  Your status as a corporate officer, director or any fiduciary position (including as a fiduciary of any employee benefit plans sponsored by the Company or any affiliate) with the Company and all affiliates will end on the Retirement Date and you hereby agree to submit your written resignation from any such offices and positions upon request on or before the Retirement Date, effective as of the Retirement Date.

2.                                      Advisory Services.  Commencing on the Retirement Date and continuing through the Last Service Date (defined below), you will serve in the role of Special Advisor to the Board.  The period between the Retirement Date and the Last Service Date is hereinafter referred to as the “Transition Period”).  During the Transition Period, you agree to spend sufficient time on Company matters so as to facilitate an orderly transition of responsibilities to the new CEO and the Board and to make yourself available up to 25 hours per month to attend to Company matters as requested.  Such services will be performed on mutually agreed upon dates and such advisory services will not unreasonably interfere with your other business or personal activities.  You will be provided with office space during the Transition Period in which you serve as a Special Advisor.  As Special Advisor, you will be an independent contractor to the Company and will not be considered for any purpose to be an employee or agent of the Company and will not have the authority to speak on behalf of or bind the Company.  Executive’s service as a Special Advisor will be on a month to month period for no specified duration and will be terminable by either party at any time upon 15 days written notice, with or without cause.  The Company may terminate the Agreement immediately and without prior notice if Executive refuses to or is unable to perform the Special Advisor services or is in breach of any material provision of this Agreement.  Executive’s last day of service as a Special Advisor will be the “Last Service Date.”

3.                                      Compensation.  In exchange for your service obligations described above, you will receive the following compensation and benefit treatment:

3.1                               Payments.

(a)                                 Base Salary; Accrued Obligations; COBRA. Through the Retirement Date, you will continue to receive (i) your annual base salary at its current rate and (ii) the same benefits as are provided to you as of the date of this letter, unless terminated or modified generally.  Following your Retirement Date, you will receive payment in respect of your accrued and unused vacation, accrued but unpaid base salary through the Retirement Date and reimbursement of unreimbursed business expenses for which substantiation has been submitted in accordance with the Company’s policies and procedures (collectively, the “Accrued Obligations”).  You will be offered the opportunity to receive continuation coverage for yourself and your eligible dependents under the Company’s medical and dental plans pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following the Retirement Date.  Following the Retirement Date, the Company will pay the premiums to continue to cover, on the same contribution terms as active employees, Executive’s and any of your eligible dependents’ medical and dental benefit coverage under COBRA (provided that Executive is eligible and timely elects COBRA coverage) until the earlier of eighteen (18) months after Executive’s separation from service on the Retirement Date and the first date that Executive and Executive’s eligible dependents are covered under another employer’s program or the Company is no longer obligated to offer COBRA continuation coverage to Executive (the “COBRA Subsidy Payment”).  In addition to the COBRA Subsidy Payment, provided that Executive and Executive’s eligible dependants continue to be eligible for COBRA coverage through the end of the 18 month period after Executive’s separation from service on the Retirement Date, the Company will pay you an amount equal to $750.00 per month, less applicable tax withholding, for the following six month period commencing at the end of such 18 month period.  Provided, however, that, if the payment by the Company of such payments would cause the imposition of any tax or other adverse consequences on the Company under Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, including without limitation, Section 9815(b) of the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Affordable Care Act, Section 2716 of the Public Health Service Act or other applicable law, the parties agree to negotiate in good faith an alternative arrangement for providing such benefits in an economically neutral manner which does not cause the imposition of such tax and adverse consequences, and if reasonably determined by the Company’s counsel or accountants that such alternative arrangement is not viable because the cost to the Company will exceed $20,000 (including the direct cost of providing such benefits to Executive and the imposition of any tax or other adverse consequences on the Company under Section 4980D of the Code), then no such payments will be due or be made on behalf of Executive.

(b)                                 Bonus.  On the basis of your continued employment on October 15, 2012, the Company will pay you a bonus in the amount of $270,000, subject to the execution of this Agreement without revocation.  The bonus will be paid to you on the later of November 16, 2012 or the expiration of the Revocation Period (the eighth day after your execution of the Agreement, but not later than December 31, 2012).  Such bonus is part of a nonrecurring discretionary award which is being extended to certain officers and employees who have been continuously employed between April 18, 2012 and October 15, 2012.  This bonus is not paid pursuant to the Company’s “annual bonus plan” and is not eligible to be included in the calculation of any severance amount under the terms of your employment agreement or this Agreement.

(c)                                  Severance Pay.  You will be entitled to severance in an amount equal to $900,000.00, which is equivalent to 24 months times the sum of (1) your monthly base pay (“Severance Pay”).  No portion of the Severance Pay will be paid until the date that is six months after the Retirement Date.  On the six month anniversary of the Retirement Date, $225,000 will be paid in a lump sum and the remaining Severance Pay will be paid in 18 monthly installments of $37,500 per month.

(d)                                 Advisory Fees. For your services as Special Advisor, you will receive advisory fees at the monthly rate of $2,500, payable in substantially equal monthly installments commencing on the Effective Date.  Executive will be paid the advisory fees due and payable each month through the end of business on the Last Service Date.  The prorated monthly advisory fee for the period that includes the Last Service Date will be paid within ten business days following the Last Service Date.

3.2                               Equity Awards.  All unvested stock options, restricted stock or other equity compensation granted to Executive will fully vest as of the Retirement Date.

3.3                               Business Expense Reimbursement.  The Company will reimburse you for all reasonable travel, entertainment or other expenses incurred by you prior to the Retirement Date, in accordance with the Company’s expense reimbursement policy.  During the Transition Period, the Company will reimburse you, in accordance with the Company’s expense reimbursement policy as in effect from time to time, for all reasonable expenses incurred in performing the Special Advisor services pursuant to this Agreement, provided you receive written consent from an authorized agent of the Company prior to incurring such expenses and submit receipts for such expenses to the Company in accordance with Company policy.  Expenses will include long distance telephone charges, office supplies (copying), postage and courier expenses, travel and meals while traveling in connection with providing the Special Advisor services.

3.4                               Other Compensation Matters.  Notwithstanding anything to the contrary contained in this Agreement (including the Release set forth in Section 6 hereof), you hereby acknowledge that, in connection with your retirement and ceasing to be an employee of the Company, you will not be entitled to receive from the Company or an affiliate (i) any additional severance pay or benefits except as provided in Section 3.1(b), or (ii) any retiree termination welfare benefits (other than health care continuation coverage that you may be entitled to elect pursuant to Section 4980B of the Code and except as provided in Section 3.1(a)), in each case including, but not limited to any severance pay or benefits pursuant to the Employment Agreement. Your participation in all Company perquisites will cease as of the Retirement Date.

4.                                      Restrictive Covenants.  The provisions of Article 3 (Confidential Information; Unfair Competition) and Section 4.1 (Statements About the Company) of the Employment Agreement will survive the termination of your employment and are incorporated in this Section 4 by reference (the “Restrictive Covenants”).  Payments to you under Section 3.1(b) will be conditioned on your continued compliance with the provisions of the Restrictive Covenants.  In the event of any violation by you of these provisions, no further payments will be made under Section 3.1(b).

5.                                      Cooperation.  In order to ensure a smooth transition from Executive’s employment with Company, Executive agrees to provide reasonable assistance to and cooperation with Company following the Retirement Date in connection with any Company matters for which Executive had knowledge or responsibility while employed by Company.  If Company is involved in any legal action or investigation after Executive’s Retirement Date relating to events which occurred during Executive’s employment, Executive will cooperate with the Company to the fullest extent possible in the preparation, prosecution, or defense of the Company’s case, including, but not limited to, the execution of affidavits or documents or providing information requested by the Company.  Company will reimburse Executive for reasonable pre-approved out-of-pocket expenses and reasonable pre-approved compensation (if Executive is no longer receiving advisory fees as a Special Advisor or if the amount of time involved is substantially in excess of the time commitment under Section 2), taking into consideration Executive’s base salary at the Retirement Date, for time related to such assistance.

6.                                      Release.  You hereby acknowledge that the Company’s obligations under Sections 2 and 3 hereof are in excess of any payments or benefits to which you are entitled under law, contract or otherwise and are contingent upon your timely execution of, and failure to revoke this Agreement, including the release of claims set forth in this Section 6 (the “Release”).  In the event that you do not timely execute the Agreement, or if you timely revoke the Agreement as described below, the Company will have no obligations to you under this Agreement.  For purposes of this Section 6, “Releasees” include the Company and its affiliated companies and their officers, directors, shareholders, employees, agents, representatives, plans, trusts, administrators, fiduciaries, insurance companies, successors, and assigns.

6.1                               You, on behalf of yourself and your personal and legal representatives, heirs, executors, successors and assigns, hereby acknowledge full and complete satisfaction of, and fully and forever waive, release, and discharge Releasees from any and all claims, causes of action, demands, liabilities, damages, obligations, and debts (collectively referenced as “Claims”), of every kind and nature, whether known or unknown, suspected or unsuspected, that you hold as of the date you sign this Agreement, or at any time previously held against any Releasee, arising out of any matter whatsoever (with the exception of breach of this Agreement). This release specifically includes, but is not limited to, any and all Claims:

(a)                                 Arising out of or in any way related to your employment with or separation of employment from the Company, or any contract or agreement between you and the Company;

(b)                                 Arising under or based on the Equal Pay Act of 1963 (EPA); Title VII of the Civil Rights Act of 1964, as amended (Title VII); Section 1981 of the Civil Rights Act of 1866 (42 U.S.C. §1981); the Civil Rights Act of 1991 (42 U.S.C. §1981a); the Americans with Disabilities Act of 1990, as amended (ADA); the Family and Medical Leave Act of 1993, as amended (FMLA); the Genetic Information Nondiscrimination Act of 2008 (GINA); the National Labor Relations Act (NLRA); the Worker Adjustment and Retraining Notification Act of 1988 (WARN); the Uniform Services Employment and Reemployment Rights Act (USERRA); the Rehabilitation Act of 1973; the Occupational Safety and Health Act (OSHA); the Employee Retirement Income Security Act of 1974 (ERISA) (except claims for vested benefits, if any, to which you are legally entitled); the False Claims Act; Title VIII of the Corporate and Criminal Fraud and Accountability Act, as amended (18 U.S.C. §1514A) (Sarbanes-Oxley Act); the federal Whistleblower Protection Act and any state whistleblower protection statute(s); the Texas Commission on Human Rights Act; the Texas Labor Code, the Texas Government Code, or any other fair employment practices statute(s) of any state;

(c)                                  Arising under or based on any other federal, state, county or local law, statute, ordinance, decision, order, policy or regulation prohibiting employment discrimination; providing for the payment of wages or benefits (including overtime and workers’ compensation); or otherwise creating rights or claims for employees, including, but not limited to, any and all claims alleging breach of public policy; the implied obligation of good faith and fair dealing; or any express, implied, oral or written contract, handbook, manual, policy statement or employment practice, including, but not limited to, the Employment Agreement; or alleging misrepresentation; defamation; libel; slander; interference with contractual relations; intentional or negligent infliction of emotional distress; invasion of privacy; assault; battery; fraud; negligence; harassment; retaliation; or wrongful discharge; and

(d)                                 Arising under or based on the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act (“OWBPA”), and alleging a violation thereof by any Releasee, at any time prior to the date you sign this Agreement.

6.2                               You agree that, except as set forth in this Agreement, you are not entitled to any payment or benefits from any of the Releasees, including, but not limited to, any payments or benefits under any plan, program or agreement with any Releasee, including, but not limited to, the Employment Agreement.

6.3                               Nothing contained in this Release will (i) release any claim that cannot be waived under applicable law, (ii) release your rights to any benefits under any employee welfare benefit plan of the Company, the 401(k) Plan or with respect to the right to elect health care continuation under COBRA, (iii) release any entitlement to or with respect to indemnification which you may have pursuant to the Company’s bylaws, any policy of insurance maintained by the Company or otherwise under law, or (iv) be construed to release your rights under this Agreement or be construed to prohibit or restrict you in any manner from bringing appropriate proceedings to enforce this Agreement. You acknowledge that your execution of this Agreement terminates any claims you previously held to any and all compensation and employee benefits, other than those specifically identified in this Agreement.

6.4                               By signing this Agreement, you represent that you have not commenced or joined in any claim, charge, action or proceeding whatsoever against any of the Releasees arising out of or relating to any of the matters set forth in this paragraph 6. You further represent that you will not be entitled to any personal recovery in any action or proceeding that may be commenced on your behalf arising out of the matters released hereby.

7.                                      General Provisions.

7.1                               Severability. It is the desire and intent of the parties that the provisions of this Agreement will be enforced to the fullest extent permissible. In the event that any one or more of the provisions of this Agreement will be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

7.2                               No Admission. By entering into this Agreement, the parties do not admit to, and expressly deny, any wrongdoing.

7.3                               Return of Property. You agree to return to the Company, on or prior to the Retirement Date, all files, records, documents, reports, computers and other property of the Company in your possession or control, including, but not limited to, any documents or other materials containing Confidential Information, and you further agree that you will not keep, transfer or use any copies or excerpts of the foregoing items. You may retain (i) the PDA, and the mobile phone number associated with the PDA, provided to you by the Company, and (ii) the laptop provided to you by the Company; provided that prior to November 15, 2012, you permit the Company access to the PDA and laptop in order to remove Company confidential information therefrom.

7.4                               Notices. Any and all notices, requests, demands and other communications provided for by this Agreement will be in writing and will be effective when delivered in person, consigned to a reputable national or international courier service (including Federal Express), and addressed to you at your last known address on the books of the Company or, in the case of the Company, at the Company’s principal place of business, attention of the General Counsel of the Company, or to such other address as either party may specify by notice to the other actually received.

7.5                               Successors and Assigns. This Agreement is personal to you and, without the prior written consent of the Company, will not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by your legal representatives. This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns.

7.6                               Governing Law; Captions; Amendment. This Agreement will be governed by, and construed in accordance with, the laws of the State of Texas, without reference to principles of conflict of laws. The parties stipulate that jurisdiction and venue will lie exclusively in state or federal courts located in Harris County, Texas for any action involving the validity, interpretation and enforcement of this Agreement, for any claim for breach of this Agreement, and for damages or any other relief sought under this Agreement. The captions of this Agreement are not part of the provisions hereof and will have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

7.7                               Code Section 409A Compliance. The Company and you each hereby affirm that it is their mutual view that the provision of payments and benefits described or referenced herein are either exempt from or intended to be in compliance with the requirements of Section 409A of the Code and the Treasury regulations relating thereto (“Section 409A”) and that each party’s tax reporting will be completed in a manner consistent with such view.  The Company and you each agree that upon the Retirement Date, you will experience a “separation from service” for purposes of Section 409A.  Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A will be paid under the applicable exception.  For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement will be treated as a separate payment of compensation.  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Severance Pay amounts in Section 3.1(b) that would otherwise be payable pursuant to this Agreement on account of separation from service during the six-month period immediately following the Retirement Date will instead be paid on the first business day after the date that is six months following the Retirement Date (or death, if earlier).  Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement will be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.  Neither the Company nor its affiliates will be liable in any manner for any federal, state or local income or excise taxes (including but not limited to any taxes under Sections 409A of the Code), or penalties or interest with respect thereto, as a result of the payment of any compensation or benefits hereunder or the inclusion of any such compensation or benefits or the value thereof in your income.  You acknowledge and agree that the Company will not be responsible for any additional taxes or penalties resulting from the application of Section 409A.

7.8                               Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all amounts that are required or authorized to be withheld, including, but not limited to, federal, state, local and foreign taxes to be withheld by applicable laws or regulations.

7.9                               Preparation of Agreement. This Agreement will be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto. Regardless of which party initially drafted this Agreement, it will not be construed against any one party, and will be construed and enforced as a mutually-prepared document.

7.10                        Entire Agreement. This Agreement constitutes the entire agreement between you and the Company with respect to the subjects addressed herein, and together with the Restrictive Covenants that survive in the Employment agreement, supersede all prior agreements, understandings and representations, written or oral, with respect to those subjects, including, but not limited to the, Employment Agreement.  Without limiting the generality of the foregoing, you acknowledge that the Employment Agreement (other than the Restrictive Covenants that survive pursuant to Section 4 hereof) will be terminated upon the effectiveness of this Agreement.

7.11                        Legal Fees. The Company will reimburse you for the legal fees, incurred by you in connection with the negotiation and execution of this Agreement, up to a maximum of $5,000.  Such reimbursement will be made by the Company within twenty business days of your submission to the Company of an invoice or invoices from counsel, which submission will be made no later than December 1, 2012.

7.12                        Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and which together will be deemed to be one and the same instrument.

8.                                      Consultation with Attorney; Voluntary Agreement. You understand and agree that you have the right and have been given the opportunity to review this Agreement and, specifically, the Release set forth in Section 6 above, with an attorney of your choice. You also understand and agree that you are under no obligation to consent to the Release. You acknowledge that you have read this Agreement and the Release and understand their terms and that you enter into this Agreement freely, voluntarily, and without coercion. You acknowledge that you have been given at least twenty-one (21) days during which to review and consider the provisions of this Agreement and, specifically, the Release set forth in Section 6 above, although you may sign and return it sooner if you so desire. You further acknowledge that you have been advised by the Company that you have the right to revoke this Agreement for a period of seven (7) days after signing it (the “Revocation Period”). You acknowledge and agree that, if you wish to revoke this Agreement, you must do so in a writing, signed by you and received by the Company to the attention of William Moll, General Counsel, no later than 5:00 p.m. Central Time on the seventh (7th) day of the Revocation Period. If no such revocation occurs, the General Release and this Agreement will become effective on the eighth (8th) day following your execution of this Agreement. You further acknowledge and agree that, in the event that you revoke this Agreement, it will have no force or effect.

9.                                      Other Representations.  You agree to execute such documents and take such actions as may be necessary or desirable to further effectuate the foregoing.  Executive, by his initials set forth below, acknowledges and agrees that he was given a copy of this Agreement on the 5th day of November, 2012, to review and consider execution of the terms and conditions contained herein.

/s/ R. Miles
Executive’s Initials

[Signature page follows]

READ CAREFULLY BEFORE SIGNING

THIS SEPARATION AND RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AND A WAIVER OF YOUR RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AS WELL AS OTHER FEDERAL, STATE AND LOCAL LAWS PROTECTING EMPLOYEE RIGHTS.  IF YOU SIGN THIS AGREEMENT, YOU ARE WAIVING ALL OF YOUR RIGHTS TO ASSERT ANY CLAIMS UNDER THESE LAWS.  PLEASE READ THIS AGREEMENT CAREFULLY AND SEEK THE ADVICE OF AN ATTORNEY REGARDING THE LEGAL EFFECT OF SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written opposite their signature.

“Executive”

Date: November 8, 2012	/s/ Richard F. Miles
Richard F. Miles, an individual

“Company”
Geokinetics Inc.

Date: November 8, 2012	By:	/s/ David Crowley
David Crowley, President